Exhibit 11.1

Codere Online

Insider Trading and Fair

Disclosure Policy

February 2026

Approved by Codere Online Luxembourg, S.A.’s Board of Directors

CODERE ONLINE LUXEMBOURG, S.A.

INSIDER TRADING AND FAIR DISCLOSURE POLICY

This Insider Trading and Fair Disclosure Policy (this “Policy”) provides guidelines to directors, officers, employees and other related individuals of Codere Online Luxembourg, S.A. and its subsidiaries (collectively, the “Company”) with respect to transactions in the Company’s securities and securities of Other Relevant Issuers (as defined below). The Company has adopted this Policy in order to both ensure compliance with securities laws and to avoid the appearance of improper conduct by anyone related to the Company. Failure to comply with these procedures could result in a serious violation of applicable securities laws by you and/or the Company and can result in both civil penalties and criminal fines and imprisonment.

All directors, officers and employees are responsible for preserving and enhancing the Company’s reputation for integrity and ethical conduct. Insider trading and the appearance of insider trading can cause a substantial loss of confidence in the Company and its securities on the part of the public and the securities markets. This could result in an adverse impact on the Company and its securityholders. Accordingly, avoiding the appearance of engaging in securities transactions on the basis of material undisclosed information can be as important as avoiding a transaction actually based on such information.

Additionally, this Policy also provides guidelines for compliance with U.S. Securities and Exchange Commission (“SEC”) rules and regulations regarding the disclosure of Material Nonpublic Information (as defined below) about the Company to market participants, holders of the Company’s securities and the public, as well as facilitates timely and accurate reporting of applicable transactions in the Company’s securities.

The Company has appointed the Company’s Chief Financial Officer (the “CFO”) as the Company’s Insider Trading and Fair Disclosure Compliance Officer.

Each Designated Person (as defined below) is expected to abide by this Policy.

I.	APPLICABILITY OF POLICY

This Policy applies to all transactions in the Company’s securities, including ordinary shares, options for ordinary shares and any other securities the Company may issue from time to time, such as preferred shares, warrants and convertible debentures, as well as derivative securities relating to the Company’s shares, whether or not issued by the Company, such as exchange- traded options and debt securities, as well as to transactions in the securities of Other Relevant Issuers.

This Policy applies to all “Designated Persons”, which refers to:

i.	Officers of the Company;

ii.	All members of the Company’s Board of Directors;

iii.	All employees of, and agents, consultants, brokers and contractors or subcontractors to, the Company who receive or have access to Material Nonpublic Information;

iv.	Any employee of the Company as may be designated from time to time (together with the persons listed in i., ii. and iii. immediately above, the “Company Affiliated Persons”);

v.	Any immediate family members of Designated Persons (whether or not living under the same household as the Designated Persons) (which include spouses and minor children), members of their households, other family members living with them or who are supported by them (collectively “Family Members”);

vi.	Any trust or other estate in which a Designated Person has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity, and any trust, partnership or other entity which the Designated Person controls, including venture capital partnerships (“Controlled Entities”). Transactions by such Controlled Entities are considered for the purposes of this Policy and, where applicable, applicable securities laws as if they were for the account of Designated Persons or Family Members. “Controls” for purposes of this Policy shall mean the ability to vote 50% or more of the shares or units in such an entity or otherwise make decisions on behalf such an entity;

vii.	Any person who receives Material Nonpublic Information from any Designated Person; and

viii.	Any person who possesses Material Nonpublic Information regarding the Company for so long as the information is not publicly known.

Certain provisions of this Policy apply to all employees of the Company, regardless of whether they are Designated Persons.

The Policy imposes additional restrictions upon Designated Persons who have routine access to Material Nonpublic Information, referred to in this Policy as “Specially Designated Persons”. Specially Designated Persons are:

i.	Members of the Board of Directors of the Company;

ii.	Executive Officers[1] of the Company;

iii.	Finance/treasury/controller personnel or persons performing similar functions at the Company;

iv.	Operations / Business Intelligence personnel who have real time access to the Company’s operating performance;

v.	Internal Audit and Internal Control personnel who have routine access to Material Nonpublic Information;

vi.	The General Counsel, Chief Compliance Officer and Data Protection Officer of the Company;

vii.	Investor Relations Director of the Company or any person performing similar functions at the Company; and

viii.	Other employees of the Company who have routine access to Material Nonpublic Information as determined by the CFO, who were notified in writing that these additional restrictions apply to them (until otherwise notified in writing by the CFO).

Further, the Policy imposes additional requirements upon the members of the Board of Directors of the Company and the Executive Officers of the Company, who are subject to the filing requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), referred to in this policy as “Section 16 Insiders”.

Transactions in the Company’s securities by the Company are generally subject to approval by the Company’s Board of Directors and compliance with applicable securities laws.

[1]	“Executive Officers” for the purposes of this Policy means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function, and any other person who performs similar policy-making functions for the Company, and includes, for the avoidance of doubt, any current senior officers of the Company set forth in the section “Senior Management” of the Company’s most recent Form 20-F filed with the SEC.

I.	GENERAL POLICY

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information whether or not such information constitutes Material Nonpublic Information, and the misuse of Material Nonpublic Information in securities trading.

Laws regarding insider trading and similar offenses differ from country to country and all Designated Persons and employees must abide by the laws of the country in which they are located and the laws where any securities are traded. However, they are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the General Counsel.

II.	SPECIFIC POLICIES

i.	Trading when in possession of Material Nonpublic Information. No Designated Person shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell or purchase, during any period commencing at the time such person receives Material Nonpublic Information, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such Material Nonpublic Information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the Nasdaq Stock Markets are open for trading. Note that U.S. securities laws do not only prohibit simply the “use” of Material Nonpublic Information when trading; trading when “in possession of” such information is sufficient to constitute insider trading.

ii.	Tipping. No Designated Person shall disclose (“Tip”) Material Nonpublic Information to any other person (including Family Members), nor shall such Designated Person or Tippee (as defined below) make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

iii.	Confidentiality of nonpublic information. Nonpublic information relating to the Company, whether or not such information constitutes Material Nonpublic Information, is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director or employee of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be nonpublic information relating to the Company or Material Nonpublic Information, the inquiry should be referred to the CFO, and to any other appropriate Company officers.

III.	POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION. INDIVIDUAL RESPONSIBILITY

The personal consequences to a Designated Person of illegally trading securities while in possession or on the basis of Material Nonpublic Information can be severe. For example, in the United States of America (“U.S.”) there are substantial civil penalties and criminal sanctions which may be applied to insider trading. A Designated Person may also be liable for improper transactions by any person to whom they have disclosed Material Nonpublic Information (a “Tippee”) or any person to whom the Tippee discloses such Material Nonpublic Information or by any person to whom any of them have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities, even if the Designated Person or Tippee did not profit from the trading. In addition to any civil penalties and criminal sanctions, the affected Designated Person will be subject to possible Company disciplinary action including but not limited to ineligibility for future participation in the Company’s cash or equity incentive plans (where applicable) or termination of employment.

You should know that there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past resulted in investigations and lawsuits. The SEC, the Financial Industry Regulatory Authority (FINRA) and the stock exchanges, among others, use sophisticated electronic surveillance techniques to uncover insider trading. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, a Designated Person should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the CFO or the Company’s General Counsel. A Designated Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information (other than through a Qualified Selling Plan as described below), and even though the Designated Person believes he or she may suffer an economic loss or forego anticipated profit by foregoing a proposed transaction.

Every Designated Person and employee has the individual responsibility to comply with this Policy, regardless of whether the Company has recommended or permitted a trading window to or for that person or any other Designated Person of the Company. The guidelines set forth in this Policy are not intended to provide a comprehensive solution for all circumstances, and appropriate judgment should be exercised in connection with any trade in the Company’s securities, in consultation with the CFO and General Counsel. As noted above, the definition of Designated Person, to which this Policy applies, includes Family Members. Although Family Members is narrowly defined, a Designated Person should be especially careful with respect to family members or unrelated persons living in the same household.

IV.	TRADING WINDOW

The period between the close of each calendar quarter and the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that directors, officers, certain shareholders and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable securities laws, it is the Company’s policy that all Company Affiliated Persons and employees refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period commencing at the close of business on the second Trading Day following the date of public disclosure by the Company of the financial results for a particular fiscal quarter or year and continuing until the last day of the last month of the next fiscal quarter (the “Trading Window”), and always while not in possession of Material Nonpublic Information. Specially Designated Persons are subject to certain restrictions during a Trading Window, as indicated further below under the caption “Additional Restrictions for Directors, Officers and Certain Employees with Routine Access to Material Nonpublic Information”.

From time to time, the Company may also issue notification that directors, officers, selected employees and others are required to suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

The purpose behind the self-imposed Trading Window period is to help establish a diligent effort to avoid any improper transaction. It should be noted, however, that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company may not attempt to “beat the market” by trading before, simultaneously with, or shortly after, the official release of Material Nonpublic Information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of Material Nonpublic Information should refrain from any trading activity for at least two full Trading Days (including Extended Markets) following its official release, whether or not the Company has recommended a suspension of trading to that person.

Notwithstanding these timing guidelines, it is illegal for any person to trade while in possession of Material Nonpublic Information, including situations in which the person is aware of major developments that have not yet been publicly announced by the Company. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all Designated Persons and employees should use good judgment at all times.

V.	CERTAIN EXCEPTIONS

There are almost no exceptions to the prohibition against trading while in possession of Material Nonpublic Information. For example, it does not matter that the transactions in question may have been planned or committed to before the Designated Person came into possession of the Material Nonpublic Information (other than as set forth under “Sales under Qualified Selling Plans” below), regardless of the economic loss that the person may believe he or she might suffer as a consequence of not trading.

Exceptions are limited to:

Exercise of Share Options and Employee Purchase Plans. For purposes of this Policy, the Company considers that the exercise of share options under any Company share option plan or the purchase of shares under any employee share purchase plan that may be adopted in the future (but not the sale of any such shares) is exempt from this Policy, assuming the exercise price (in the case of share options) or share price (in the case of an employee share purchase plan) does not vary with the market but is fixed by the terms of the share option plan or employee share purchase plan. Additionally, the exercise by the Company of any right to cash settle any share options (if established under any Company share option plan), upon prior notice by any beneficiary under any Company share option plan of his or her intention to exercise any share options, shall also be exempt from this Policy. Additionally, the exercise of share options under any Company share option plan or the purchase of shares under any employee share purchase plan by Section 16 Insiders must be timely reported following the transaction in accordance with the post-trade reporting procedures set forth below.

i.	Sales under Qualified Selling Plans. The restrictions in this Policy shall not apply to sales of the Company’s shares made pursuant to a Qualified Selling Plan. For purposes of this exception, a “Qualified Selling Plan” is a written plan for selling the Company’s shares which meets each of the following requirements: (1) the plan is adopted by the Designated Person during a Trading Window; (2) the plan is entered into in good faith by the Designated Person, not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, at a time when he or she is not in possession of Material Nonpublic Information, and if the Designated Person is an Executive Officer or member of the Company’s Board of Directors, the plan must include representations by the Designated Person certifying the foregoing; (3) the plan is adhered to strictly by the Designated Person; (4) the plan either (a) specifies the amount of securities to be sold, the price at which and the date on which the securities are to be sold, (b) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be sold, or (c) does not permit the Designated Person to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the plan, does exercise such influence must not have been aware of the Material Nonpublic Information when doing so; (5) the plan provides that no transactions may occur thereunder until the expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B) (the “Cooling-Off Period”), and no transactions occur until after that time;[2] (6) the plan is the only outstanding plan entered into by the Designated Person (subject to the excepts in Rule 10b5-1(c)(ii)(D); and (7) at the time it is adopted the plan conforms to all other applicable requirements of Rule 10b5-1 under the Exchange Act then in effect.

[2]	The appropriate cooling-off period varies based on the status of the Designated Person. For Executive Officers and members of the Board of Directors of the Company, the cooling-off period ends on the later of (x) 90 days after adoption or modification of the plan or (y) two business days following disclosure of the Company’s financial results in a Form 20-F or Form 6-K for the quarter in which the plan was adopted (not to exceed 120 days). For all other Designated Persons, the cooling-off period ends 30 days after adoption or modification of the plan. The required cooling-off period will apply to the entry into a new plan and any revision or modification of a plan, including changes to the pricing, amount of securities, or timing of transactions, but except for purely ministerial changes such as changes in account information or adjustment for stock splits.

In addition to the above requirements, a Qualified Selling Plan shall be submitted to the CFO and, in the case of Members of the Board of Directors, CEO or CFO, to the Board of Directors, for review and approval at least five (5) business days before it is entered into by the Designated Person and the executing broker. The Company shall have the right, at all times, to suspend sales under a Qualified Selling Plan, for instance in the event that the Company needs to comply with requirements by underwriters for “lock-up” agreements in connection with an underwritten public offering of the Company’s securities. A Qualified Selling Plan cannot be canceled, suspended, expanded or otherwise revised or modified by the Designated Person who signed it more than once a fiscal quarter. Any cancellation, suspension, expansion or other modification of a Qualified Selling Plan by the Designated Person who established it must: (1) be in writing, signed and dated by such Designated Person, (2) be submitted to the CFO for review and approval at least five (5) business days in advance of such cancellation, suspension, expansion or other modification, and (3) be entered into in good faith by the Designated Person, not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, during a Trading Window and when the Designated Person is not in possession of any Material Nonpublic Information about the Company. In addition to the foregoing, any revisions or modifications of a Qualified Selling Plan (including any changes to the pricing, amount of securities, or timing of transactions, but except for purely ministerial changes such as changes in account information or adjustment for stock splits) will be subject to the applicable Cooling Off Period prior to any transaction occurring under the Qualified Selling Plan as modified. Additionally, any transaction pursuant to a Qualified Selling Plan by Section 16 Insiders must be timely reported following the transaction in accordance with the post-trade reporting procedures set forth below.

VI.	ADDITIONAL RESTRICTIONS FOR DIRECTORS, OFFICERS AND CERTAIN EMPLOYEES WITH ROUTINE ACCESS TO MATERIAL NONPUBLIC INFORMATION

This Policy imposes additional restrictions upon Specially Designated Persons because of their routine access to Material Nonpublic Information.

In particular, the Company has determined that all Specially Designated Persons must refrain from trading or other transactions in the Company’s securities (including any purchases, sales, gifts, donations or charitable contributions), even during the Trading Window, without first complying with the Company’s “pre-clearance” procedures.

In addition, all Section 16 Insiders must comply with the Company’s “post-trade reporting” procedures. Pre-clearance and post-trade reporting help ensure that appropriate Form 4, Form 5, and/or Rule 144 filings are timely made with the SEC if required:

i.	Pre-Clearance Procedures.

Before each trade in the Company’s securities by a Specially Designated Person, such Specially Designated Persons must:

(i) notify the CFO at least two (2) business days prior to the date a Specifically Designated Person intends to commence any trade in the Company’s securities (a) the amount and nature of the proposed trade(s); (b) certify to the CFO in writing that the Specially Designated Person is not in possession of Material Nonpublic Information concerning the Company; and (c) verify its compliance with Rule 144 (“Rule 144”) under the U.S. Securities Act of 1933, as amended, which contains guidelines for the sale of privately issued shares and sales by affiliates of the Company, if such sales are not covered by an effective registration statement, to the extent applicable3 and (ii) the CFO must approve the trade(s) and certify such approval in writing (which may be by email).

●	At the time of executing a trade in the Company’s securities, such individuals will be responsible for verifying that the Company has not imposed any restrictions on their ability to engage in trades.

[3]	If applicable, the practical effect of Rule 144 is that directors and officers who sell the Company’s securities pursuant to such exemption may be required to comply with a number of requirements including holding period, volume limitation, manner of sale and filing requirements. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and officers regarding compliance with Rule 144 upon request.

●	If the individual has not completed the trade within three (3) business days after receiving written clearance to engage in such trade by the CFO, then the individual must again notify the CFO that he or she intends to execute a trade in accordance with the pre-clearance procedures described above.

●	Furthermore, in the case of members of the Board of Directors, CEO, or CFO of the Company, any precleared trade request will be shared with the Board of Directors no less than 48 hours notice prior to the time of executing a trade in the Company’s securities.

●	Notwithstanding that a Specially Designated Person has received such clearance, the Specially Designated Person shall not engage in a trade if (i) such clearance has been rescinded by the CFO; (ii) the Specially Designated Person has otherwise received notice that the trading window has been closed; or (iii) the Specially Designated Person believes that they may be in possession of Material Nonpublic Information concerning the Company.

●	The existence of the foregoing approval procedures does not in any way obligate the CFO to approve any trade requested by a Specially Designated Person. The CFO may reject any trading request at their sole discretion.

●	Upon the execution of any trade, the individual shall be responsible for complying with any relevant filing or notification requirements (such as the filing, where applicable, of a Form 144, or a statement on Schedule 13G/D, or reports (e.g., Form 4) pursuant to Section 16 of the Exchange Act).

●	Section 16 Insiders shall inform all broker-dealers that may trade in the Company’s stock on the Section 16 Insider’s or their affiliates’ behalf of their status as a Section 16 Insider, the requirement that the broker confirm that any trade by such insider has been approved by the Company pursuant to these pre-clearance procedures before making any trade, and arrange for the broker to provide transaction information to the Section 16 Insider and/or the CFO on the day of any executed transaction.

ii.	Post-Trade Reporting Procedures for Section 16 Insiders

●	The details of any transactions in the Company’s securities (including transactions effected pursuant to a Qualified Selling Plan, the exercise of share options under any Company share option plan, the purchase or grant of shares or options under any employee share purchase plan, or any other purchases, sales, gifts, donations or charitable contributions) by a Section 16 Insider must be reported to the CFO by the Section 16 Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. Such report shall include the date of the transaction, quantity of shares, the price (or prices, price range and weighted average price, if applicable) and the name of any broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by providing (or having such Section 16 Insider’s broker provide) a trade order confirmation to the CFO if such information is received by the CFO by the required date. Compliance by Section 16 Insiders is imperative given the requirements of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days (see “Section 16 Insider Filing Requirements” below).

VII.	SPECIFIC REQUIREMENTS

i.	Short Sales and Derivatives. All Designated Persons are prohibited from short-selling the Company’s ordinary shares or engaging in transactions involving the Company-based derivative securities.

A “short sale”, for these purposes, means any transaction whereby one may benefit from a decline in the price of the Company’s ordinary shares. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s ordinary shares. This prohibition includes, but is not limited to, trading in the Company-based put and call option contracts, transacting in straddles, and the like.

In addition, no Designated Person shall engage in a transaction with respect to securities of the Company if he or she owns the security, but does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. The above does not derogate from a Designated Person’s right to hold and exercise options or other derivative securities granted under any Company’s employee share option or equity incentive plans as long as such exercise is not prohibited by this Policy.

ii.	Post-Termination Transactions. If a Designated Person is aware of Material Nonpublic Information at the time such Designated Person’s association with the Company is terminated, whether by the Designated Person or the Company, the Designated Person may not trade in Company securities until such information is no longer material or until two Trading Days after such information has become public. In addition, if the Company is not in a Trading Window at the time such association with the Company is terminated, the Designated Person may not trade in Company securities until two Trading Days after the next announcement of quarterly earnings or of the Material Nonpublic Information.

iii.	Ad hoc Restrictions. The CFO has the authority to impose restrictions on trading in the Company’s securities by appropriate individuals at any time. In such event, the CFO will notify the affected individuals in writing to inform them of the restrictions.

iv.	Open Orders. Any Designated Person who has placed a limit order or open instruction to buy or sell the Company’s securities shall bear responsibility for canceling such instructions immediately upon becoming in possession of Material Nonpublic Information.

v.	Section 16 Insider Filing Requirements. Under Section 16(a) of the Exchange Act, Section 16 Insiders must file with the SEC public reports disclosing their holdings of and transactions involving, the Company’s securities. An initial report on Form 3 must be filed by every Section 16 Insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the Section 16 Insider on the date he or she became a Section 16 Insider. Even if no securities were owned on that date, the Section 16 Insider must file a report. Subsequent changes in the nature or amount of beneficial ownership by the insider, including as a result of bona fide gift transactions, generally must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year.

All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, gifts of Company securities generally are reportable. Moreover, a Section 16 Insider who has ceased to be an officer or director generally must report any transactions after termination which occurred within six months of a transaction that occurred while the person was a Section 16 Insider. The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. A Section 16 Insider is considered the direct owner of all Company securities held in his or her own name or held jointly with others. A Section 16 Insider is considered the indirect owner of any securities from which he or she obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting. Absent countervailing facts, a Section 16 Insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same household.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against Section 16 Insiders who do not comply fully with the filing requirements.

VIII.	DISSEMINATION OF COMPANY INFORMATION

As stated above, it is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information, whether or not such information constitutes Material Nonpublic Information. The prohibition of the disclosure of such information applies to all contacts made within and outside the Company. In particular, this Policy prohibits any Company Affiliated Person from disclosing any Company information to anyone outside the Company, including analysts, shareholders, journalists or any media outlet, Family Members and friends, other than in accordance with this Policy.

Special care should be taken to prevent the disclosure of Material Nonpublic Information during all contact, including phone calls and casual conversation. If you are in doubt about whether information falls into the category of Material Nonpublic Information, then the information should not be disclosed.

The Company has established procedures for releasing Material Nonpublic Information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.

Prior to disclosure to any third party, any Company Affiliated Person who is aware of any Material Nonpublic Information concerning the Company that has not been disclosed to the public should report the intention to disclose such information promptly to the CFO and obtain approval to do so and otherwise act in accordance with this Policy.

Additionally, this Policy requires that whenever a senior official of the Company intentionally discloses Material Nonpublic Information about the Company to market participants and holders of the Company’s securities, the Company must simultaneously disclose that same information to the public.

“Senior officials” include any director (including any non-employee director), executive officer, investor relations or public relations officer or other person with similar functions. “Market participants” include broker-dealers (including employees such as analysts and investment bankers), investment advisers, institutional investment managers and investment companies, including venture capital funds.

This Policy also requires that where Material Nonpublic Information has been inadvertently disclosed on a selective basis, the Company must disclose that same information to the general public promptly.

Monetary penalties and other sanctions may be imposed on both the Company and its senior officials if Material Nonpublic Information is either intentionally disclosed on a selective basis, or is inadvertently disclosed on a selective basis and then not subsequently disclosed publicly, where (a) at the time of disclosure the senior official either knew or was reckless in not knowing that the information was both material and non-public, or (b) after the inadvertent disclosure the senior official learns of the disclosure and knows or was reckless in not knowing that the information was both material and non-public.

IX.	DEFINITION OF MATERIAL NONPUBLIC INFORMATION

“Material Nonpublic Information” is information regarding or otherwise related to the Company which is material, and that has not been disclosed or otherwise made available to the general public by the Company.

It is not possible to define all categories of Material Nonpublic Information. Generally, information should be regarded as material if a reasonable investor would consider it important in making an investment decision regarding the purchase or sale of the Company’s securities or the information, if made public, would likely affect the market price of the Company’s securities. Either positive or negative information may be material. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. If any Designated Person has questions as to the materiality of information, he or she should contact the CFO or the Company’s General Counsel for clarification.

Examples of information which is deemed to be material include:

i.	Financial results;

ii.	Projections of future earnings or losses;

iii.	News of a pending or proposed merger or acquisition;

iv.	New product or project announcements of a significant nature;

v.	Expansion or curtailment of operations or the gain or loss of a substantial customer;

vi.	Changes in control of the Company or major changes in senior management;

vii.	Significant new joint ventures, alliances, or strategic partnerships or material developments in existing arrangements;

viii.	Impending bankruptcy or financial liquidity problems;

ix.	Significant events affecting the Company’s operations, including significant pricing changes, significant product defects or modifications or any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information;

x.	Events regarding the Company’s securities (e.g. stock splits, repurchases, or changes in dividend policy);

xi.	Changes in debt ratings, or analyst upgrades or downgrades of the issuer or one of its securities;

xii.	Significant changes in accounting treatment, write-offs or effective tax rate;

xiii.	Changes in auditors or auditor notification that the Company may no longer rely on an audit report;

xiv.	A significant purchase or sale of assets or disposition of a subsidiary or division;

xv.	New equity or debt offerings, significant borrowings, or other material financial transactions;

xvi.	Significant litigation exposure due to actual or threatened litigation;

xvii.	Significant actions by regulatory bodies;

xviii.	Proposed payment of a dividend;

xix.	Significant cybersecurity risks and incidents, including vulnerabilities and breaches; and

xx.	Any of the above with respect to a subsidiary, or other affiliate of the Company.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:

i.	Information contained in publicly available documents filed with securities regulatory authorities (e.g. filings with the SEC); and

ii.	Issuance of press releases.

X.	APPLICABILITY OF POLICY TO INSIDE INFORMATION REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to the securities of, and inside information regarding (or otherwise affecting), certain other companies. In particular, in the course of employment with, or other services performed on behalf of the Company, a Designated Person may learn material nonpublic information relating to (i) any direct or indirect parent company of the Company or any of its subsidiaries (collectively, the “Codere Group”), and (ii) other companies, including the Company’s customers, vendors, suppliers or other business partners or counterparties (together with the Codere Group, the “Other Relevant Issuers”). Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

Any Designated Person who learns material nonpublic information regarding (or otherwise affecting) an Other Relevant Issuer must keep it confidential and not buy or sell stock in such company until the information becomes public. In addition, a Designated Person must not give tips about such Other Relevant Issuer’s securities.

It is important to note that, given the importance of the Company to the Codere Group, Material Nonpublic Information regarding the Company will likely constitute material nonpublic information regarding the Codere Group. Consequently, Designated Persons must not trade, or give tips about, Codere Group securities while in possession of Material Nonpublic Information regarding the Company.

Civil penalties and criminal sanctions, and termination of employment, may result from trading on inside information regarding (or otherwise affecting) any Other Relevant Issuer.

All Designated Persons and employees should treat nonpublic information about Other Relevant Issuers with the same care required with respect to information related directly to the Company.

XI.	INQUIRIES

All Designated Person should review this Policy carefully and contact the Company’s CFO prior to engaging in any transaction in the Company’s securities or securities of Other Relevant Issuers which might be in conflict with this Policy.